Exhibit 10.2

SECOND AMENDMENT

TO THE

KAMAN CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS SECOND AMENDMENT is dated as of March 8, 2010, between Kaman Corporation, a Connecticut corporation (the “Company”), and William C. Denninger (the “Executive”) (this “Amendment”).

WHEREAS, the Executive and the Company are parties to an Change in Control Agreement effective as of November 17, 2008, as amended (the “Agreement”);

WHEREAS, on February 22, 2010, the Company granted the Executive a cash-based long-term incentive award (the “2010 LTIP Award”);

WHEREAS, eligibility to receive payments under the 2010 LTIP Award was conditioned upon the Executive waiving certain rights under Section 5.1(d) of the Agreement;

WHEREAS, execution of this Amendment satisfies the waiver condition under the 2010 LTIP Award; and

WHEREAS, the Executive agrees with the terms of this Amendment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows, effective as of the date first written above:

1.	Section 5.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In addition to the retirement benefits to which the Executive is entitled under any tax-qualified, supplemental or excess benefit pension plan maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive supplemental retirement benefits (the “Pension Plans”) or any successor plan thereto, effective upon the Date of Termination, the Executive shall be credited with an additional two (2) years of “Continuous Service” (as defined in the Kaman Corporation Amended and Restated Employees’ Pension Plan as amended) when determining the Executive’s vested benefit under the  Post-2004 Kaman Corporation Supplemental Employees Retirement Plan (“SERP”), but only to the extent necessary, if at all, to achieve vesting under the Kaman Corporation Amended and Restated Employees’ Pension Plan, as amended.  The amount, if any, payable under this Section 5.1(d) shall be paid at the same time and in the same manner as other benefits provided to the Executive under the SERP.  For avoidance of doubt, the Severance Payments payable under this Agreement shall be disregarded when determining the Executive’s Final Average Salary (as defined under the Kaman Corporation Amended and Restated Employees’ Pension Plan) for purposes of calculating the benefits payable under the SERP as modified by this Section 5.1(d).”

2.	Except as expressly modified by the terms of this Amendment, the provisions of the Agreement shall continue in full force and effect.

3.	This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

4.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the day and year first written above.

Kaman Corporation

By:	/s/ Neal J. Keating

Its:	Chairman, President & CEO 3/10/10

William C. Denninger

By:	/s/ William C. Denninger